UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 6, 2014

Atlas Air Worldwide Holdings, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-16545	13-4146982
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2000 Westchester Avenue, Purchase, New York		10577
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	914-701-8000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

The information described under Item 2.03 below is incorporated into this Item by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 6, 2014 and January 7, 2014, MSN 37138 Ltd., MSN 38969 Ltd. and MSN 39286 Pte. Ltd. (each, a "Borrower" and collectively, the "Borrowers"), wholly owned subsidiaries of Atlas Air Worldwide Holdings, Inc. ("AAWW"), drew financing in the aggregate amount of $432,000,000 (the "777 Financing") to complete previously announced agreements to acquire three Boeing 777F aircraft (each, a "777F Aircraft") and the operating leases to which such aircraft are subject. The 777 Financing was drawn pursuant to loan agreements dated December 20, 2013 (collectively, the "Loan Agreements") between each Borrower and various lenders set forth therein. AAWW has guaranteed the obligations of each Borrower under the Loan Agreements to which it is a party.

Borrowings under the Loan Agreements will accrue interest at a fixed rate, payable quarterly. Each loan will amortize over a term of approximately ten years, with the maturity date of each loan being the scheduled termination date of the related operating lease. Each Borrower will pay the amounts it owes under the Loan Agreements to which it is a party with amounts it receives under the related aircraft lease agreement.

The obligations of each Borrower under the Loan Agreements to which it is a party are secured by a first priority mortgage on the 777F Aircraft owned by such Borrower and rentals and certain other proceeds arising under the related operating lease.

Each Loan Agreement is cross-defaulted to each other Loan Agreement. The Loan Agreements contain covenants and events of default that are customary for this type of financing. Each of the Borrowers paid commitment and other fees that are customary for this type of financing.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atlas Air Worldwide Holdings, Inc.

January 10, 2014	By:	/s/ Adam R. Kokas

Name: Adam R. Kokas
Title: Executive Vice President, General Counsel, Secretary and Chief Human Resources Officer